Exhibit 99.1

Shore Bancshares, Inc. and Severn Bancorp, Inc. Announce Receipt of Shareholder Approval for Merger

Easton, Maryland and Annapolis, Maryland, October 22, 2021 – Shore Bancshares, Inc. (NASDAQ: SHBI) (the “Company” or “Shore”), the holding company of Shore United Bank, and Severn Bancorp, Inc. (NASDAQ: SVBI) (“Severn”), the holding company of Severn Savings Bank, FSB, announced today that, at special meetings of their respective shareholders held on October 22, 2021, Shore's shareholders approved the merger of Severn with and into Shore, with Shore as the surviving corporation (the “Merger”), and the issuance of shares of Shore’s common stock to the shareholders of Severn pursuant to that certain Agreement and Plan of Merger, dated as of March 3, 2021 (the “Merger Agreement”), by and between the Company and Severn, and Severn’s shareholders approved the Merger Agreement, the Merger, and the compensation payable to the named executive officers of Severn in connection with the Merger.

The Company previously announced the receipt of all required bank regulatory approvals for the consummation of the Merger and the merger of Severn Savings Bank, FSB, Severn’s wholly-owned bank subsidiary, with and into Shore United Bank, with Shore United Bank as the surviving institution. Subject to customary closing conditions, the transaction is expected to be consummated effective as of October 31, 2021.

Lloyd L. Beatty, Jr., President and Chief Executive Officer of Shore, commented, “We are pleased to have received the approval of our shareholders for our acquisition of Severn and the issuance of shares of our common stock to Severn’s shareholders in connection with our acquisition, and the approval of the proposed transaction by Severn’s shareholders. We believe that these voting results are an affirmation of our belief that the combination of Shore and Severn will create one of the most attractive commercial banks in and beyond Maryland with significant opportunities to enhance the banking experience for the combined institution’s customers and drive increased value for our shareholders.”

About Shore Bancshares, Inc.

Shore Bancshares, Inc. is the largest independent financial holding company headquartered on the Eastern Shore of Maryland. It is the parent company of Shore United Bank. The Bank operates 22 full-service branches in Baltimore County, Howard County, Kent County, Queen Anne’s County, Talbot County, Caroline County, Dorchester County and Worcester County in Maryland, Kent County, Delaware and Accomack County, Virginia. The Company engages in trust and wealth management services through Wye Financial Partners, a division of Shore United Bank.

About Severn Bancorp, Inc.

Severn Bancorp, Inc. is a savings and loan holding company chartered as a corporation in the state of Maryland in 1990. It conducts business primarily through three subsidiaries, Severn Savings Bank, FSB, Mid-Maryland Title Company, Inc. and SBI Mortgage Company. Founded in 1946, Severn Savings Bank is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has seven branches located in Annapolis, Crofton, Edgewater, Glen Burnie, Lothian/Wayson’s Corner, and Severna Park.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release may be considered forward-looking statements regarding the Company, including its wholly-owned subsidiary Shore United Bank, and the Company’s proposed acquisition of Severn and Severn Savings Bank, FSB. These forward-looking statements may include: statements regarding the acquisition, the consideration payable in connection with the acquisition, and the ability of the parties to consummate the acquisition. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “pro forma” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that the Company anticipated in its forward-looking statements and future results could differ materially from historical performance. Factors that could cause or contribute to such differences include, but are not limited to, the possibility: that expected benefits of the acquisition may not materialize in the timeframe expected or at all, or may be more costly to achieve; that prior to the completion of the acquisition or thereafter, Shore’s and Severn’s respective businesses may not perform as expected; that the parties are unable to successfully implement integration strategies; reputational risks and the reaction of the companies’ employees or customers to the transaction; diversion of management time on acquisition-related issues; that the COVID-19 pandemic, including uncertainty and volatility in financial, commodities and other markets, and disruptions to banking and other financial activity, could harm Shore’s and Severn’s business, financial position and results of operations, and could adversely affect the timing and anticipated benefits of the proposed acquisition; and those factors and risks referenced from time to time in Shore’s and Severn’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including Shore’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2021 and June 30, 2021, and its other filings with the SEC, and in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2021 and June 30, 2021, and its other filings with the SEC. SEC filings are available free of charge on the SEC’s website at www.sec.gov. For any forward-looking statements made in this press release or in any documents, Shore and Severn claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Except to the extent required by applicable law or regulation, the Company disclaims any obligation to revise or publicly release any revision or update to any of the forward-looking statements included herein to reflect events or circumstances that occur after the date on which such statements were made.

For additional information or questions, please contact:

Lloyd L. “Scott” Beatty, Jr.

President and Chief Executive Officer

Shore Bancshares, Inc.

(410) 763-7800

Edward C. Allen

Chief Financial Officer

Shore Bancshares, Inc.

(410) 763-7800

Alan Hyatt

Chairman, President and Chief Executive Officer

Severn Bancorp, Inc.

410-260-2000

Vance Adkins

Chief Financial Officer

Severn Bancorp, Inc.

410-260-2000